Exhibit 10.19

ST. PAUL TRAVELERS

RESTRICTED STOCK AWARD NOTIFICATION AND AGREEMENT [U. S. VP LEVEL]

Participant:	Grant Date:
Number of Shares:	Vesting Date:

1.              Grant of Restricted Stock. This restricted stock award (“Award”) is granted pursuant to the St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan (the “Plan”), by The St. Paul Travelers Companies, Inc. (the “Company”) to you, an employee of the Company or a subsidiary of the Company (the “Participant”). The Company hereby grants to the Participant an Award of the number of shares of restricted Company common stock, no par value (“Common Stock”) set forth above, pursuant to the Plan, as it may be amended from time to time and subject to the terms, conditions, and restrictions set forth herein.

2.              Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified in this award notification and agreement, the Plan and the prospectus dated [           ] (titled “St. Paul Travelers Equity Awards”), and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Prospectus include, but are not limited to, provisions relating to amendment, vesting, and cancellation, all of which are hereby incorporated by reference into this award notification and agreement to the extent not otherwise set forth herein. The terms, conditions and restrictions in this award notification and agreement, the Prospectus, and the Plan constitute the Award agreement between the Participant and the Company (“Agreement”). By accepting the Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that the Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be canceled if vesting conditions are not satisfied. Thus, Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) vesting may be subject to confirmation and final determination by the Company’s Board of Directors or a committee of the Board that conditions to vesting have been satisfied.

3.              Transfer Restrictions and Vesting. The shares of Common Stock of the Award are subject to the transfer restrictions set forth in the Prospectus including, without limitation that the Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of any of the Award shares until these restrictions lapse. The Award shall vest in full, and the restrictions shall terminate on the Award shares, on the Vesting Date set forth above, provided the Participant remains continuously employed by the Company or one of its subsidiaries, and any other terms and conditions are satisfied. Shares of Common Stock will be delivered to the Participant as soon as practicable after the Award has vested.

4.              Termination of, and Breaks in, Employment. The terms and conditions set forth on Exhibit A hereto shall apply with respect to terminations of, and breaks in, employment.

5.              Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may desire or be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet or internet site to which Participant has access.

6.              Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company or the subsidiary employing the Participant to transfer certain Participant data to the Company, its subsidiaries, outside service providers, or governmental agencies. By accepting this Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

7.              Entire Agreement; No Right to Employment. The Agreement constitutes the entire understanding between the parties hereto regarding the Award and supersedes all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. Nothing contained herein, in the Plan, or in the Prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

8.              Arbitration; Conflict. Any disputes under this Agreement shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the event of a conflict between the Plan and this grant notification and agreement, or the terms, conditions, and restrictions of the Award as specified in the Prospectus, the Plan shall control.

9.              Non-Solicitation and Non-Disclosure Agreement. The Participant agrees to be bound by the terms of the Non-Solicitation and Non-Disclosure Agreement attached hereto as Exhibit B, which provides for the consequences set forth therein in the event the Participant breaches the non-solicitation and non-disclosure covenants contained therein, as more fully described in Exhibit B.

10.       Acceptance and Agreement by Participant; Forfeiture upon Failure to Accept. By clicking the button below, Participant accepts the Award and agrees to be bound by the terms, conditions, and restrictions set forth in the Prospectus, the Plan, this notification and agreement, the Non-Solicitation and Non-Disclosure Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

EXHIBIT A

To St. Paul Travelers Restricted Stock Award Notification and Agreement

When You Leave the Company

References to “you” or “your” are to the Participant.

If you terminate your employment or if there’s a break in your employment, your Awards may be canceled before the end of the vesting term and the vesting of your Awards may be affected.

The provisions in the chart below apply to Awards made under the Plan. Additional rules for vesting apply in cases of termination if you satisfy certain age and years of service requirements (“Retirement Rule”) set forth below.

If you:	Here’s what happens to your Restricted Shares:

Resign, or retire (and do not meet the Retirement Rule)	Vesting stops and unvested restricted shares will be cancelled on the termination date.

Become disabled (as defined under the Company’s applicable long-term disability plan)

During the first 9 months of approved long-term disability leave and until your employment is terminated following such leave, outstanding restricted share Awards will continue to vest on schedule. Your approved long-term disability leave does not commence until you have completed your approved short-term disability leave (generally 13 weeks). Upon termination of your employment after 12 continuous months on approved disability leave, all outstanding restricted share Awards will vest immediately, and the shares will be distributed to you as soon as practical thereafter.

Take an approved personal leave of absence

The vesting of outstanding restricted share Awards will continue during the first three months of an approved personal leave of absence. Once the approved leave of absence exceeds three months, vesting is suspended until you return to work and remain actively employed for 30 calendar days thereafter at which time vesting will be restored retroactively. If you terminate employment during the leave for any reason, the applicable termination provisions will apply. If leave exceeds one year, all restricted share Awards will be canceled.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence	Outstanding unvested restricted share Awards will continue to vest while you are on an approved leave.

Die	Outstanding unvested restricted share Awards will vest immediately and the shares will be distributed to your estate as soon as practical thereafter.

Are terminated involuntarily for gross misconduct or for cause	Vesting stops and all outstanding unvested restricted share Awards are cancelled on the termination date.

Are terminated involuntarily other than for gross misconduct or for cause (including under the Company’s applicable separation pay plan or any successor or comparable arrangement)	Vesting and eligibility continue through the termination date. On the termination date, the restricted shares that are not vested will be forfeited.

Retirement Rule

If, as of your termination date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.”  If you are terminated under the Company’s applicable separation pay plan or any successor or comparable arrangement, if any, your termination date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause. If you retire and do not meet the Retirement Rule, you will be considered to have resigned

If you:

Meet the Retirement Rule

Outstanding unvested restricted share Awards will continue to vest and the shares will be distributed at the end of the vesting period for each Award, provided that you do not engage in any activities that compete with the business operations of the Company.

If you meet the Retirement Rule and are terminated involuntarily, you are not subject to this competition provision, and outstanding restricted share Awards will vest and the shares will be distributed as soon a practical following the termination date.

Before restricted shares are delivered to you, you will be required to certify to the Company that you have not engaged in any activities that compete with the business operations of the Company since you retired, and provide such other evidence as the Company may require. The purpose of the special Retirement Rule is to allow those employees who leave the Company for lifestyle reasons associated with retirement to continue to vest in their outstanding restricted share Awards; however, this purpose and the interests of the Company are not served in those situations where an employee “retires” and then competes with the Company.

Notes to the termination provisions

•                  The Committee determines what constitutes “gross misconduct” and “cause.”

EXHIBIT B

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

THIS NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (“Agreement”) is a part of the terms and conditions of the award issued by The St. Paul Travelers Companies, Inc., a Minnesota corporation with its principal place of business located in St. Paul, Minnesota and its affiliated entities (collectively, the “Company”), in favor of the participant named in the term sheet (the “Employee”) to which this Agreement is attached as an exhibit.

WITNESSETH:

WHEREAS, the Employee is employed by the Company; and

WHEREAS, the Company is engaged in the business of marketing and selling insurance and insurance-related products throughout the United States.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.                                      Consideration. As consideration for the execution of this Agreement, the Employee acknowledges receipt of an award(s) issued pursuant to the Company’s 2004 Stock Incentive Plan (the “Consideration”), as evidenced by term sheet(s) setting forth the terms and conditions of such award(s) to which this Agreement is attached as an exhibit, which constitutes good, valuable and independent consideration for all of Employee’s covenants and obligations in this Agreement and above and beyond any compensation Employee is entitled to receive from the Company.

2.                                      Non-Disclosure of Confidential Information.

(a)                                  Employee recognizes that the Company has developed information that is confidential, proprietary and/or nonpublic that is related to its business, operations, services, finances, clients, customers, policyholders, vendors and agents (“Confidential Information”). Employee understands and agrees that he/she is prohibited from using, disclosing, divulging or misappropriating any Confidential Information for his/her own personal benefit or for the benefit of any person or entity, except that Employee may disclose Confidential Information pursuant to a properly issued subpoena, court order, other legal process, or official inquiry of a federal, state or local taxing authority, or other governmental agency with a legitimate legal right to know the Confidential Information. If disclosure is compelled of Employee by subpoena, court order or other legal process, or as otherwise required by law, Employee agrees to notify Company as soon as notice of such process is received and before disclosure and/or appearance takes place. Employee will use reasonable and prudent care to safeguard and prevent the unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information that:  (a) is or becomes a part of the public domain through no act or omission of Employee or is otherwise available to the public other than by breach of this Agreement; (b) was in Employee’s lawful possession prior to the disclosure and had not been obtained by Employee either directly or indirectly as a result of Employee’s employment with or other service to the Company; (c) is disclosed to Employee by a third party who has authority from the Company to make such disclosure and such disclosure to Employee is not confidential; or (d) is independently developed by Employee outside of Employee’s employment with the Company and without the use of any Confidential Information. Employee further acknowledges that Employee, in the course of employment, has had and will have access to such Confidential Information.

(b)                                 Employee agrees that every document, computer disk, electronic file, computerized information, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business of the Company containing Confidential Information made or acquired by the Employee during employment by the Company is and shall be the sole and exclusive property of Company. The Employee will deliver the same (and every copy, disk, abstract, summary, or reproduction of the same made by or for the Employee or acquired by the Employee) whenever the Company may so require and in any event prior to or at the termination of employment. Nothing in Section 2 is intended or shall be interpreted to mean that the Company may withhold information, including computerized information, relating to Employee’s personal contacts and personal information that may be stored or contained in Employee’s physical or electronic files. The Company further agrees not to unreasonably withhold information relating to Employee’s business-related contacts, to the extent such information falls outside the definition of Confidential Information set forth in Section 2(a) above.

3.                                      Non-Solicitation/Non-Interference.

(a)                                  The parties understand and agree that this Agreement is intended to protect the Company against the Employee raiding its employees and/or its business during the twelve (12) month period following the Separation Date (whether voluntary or involuntary) (the “Restricted Period”), while recognizing that after conclusion of his/her employment (the “Separation Date”), Employee is still permitted to freely compete with the Company, except to the extent Confidential Information is used in such solicitation and subject to certain restrictions set forth below. Further, nothing in this Agreement is intended to grant or limit any rights or claims as to any future employer of Employee. To this end, any court considering the enforcement of this Agreement for a breach of this Agreement, must accept this statement of intent.

(b)                                 After Employee has left the employment of the Company and during the Restricted Period, Employee will not seek to recruit or solicit, or assist in recruiting or soliciting, participate in or promote the solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person who was or is employed by the Company at any time during the last three months of Employee’s employment or thereafter. Further, Employee shall not, on behalf of himself/herself or any other person, hire, employ or engage any such person. The parties agree that Employee shall not directly engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Agreement. However, nothing in this Agreement precludes Employee from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Company, provided that Employee does not specifically direct such third party to specifically target the Company’s employees generally or specific individual employees of the Company.

(c)                                  After Employee has left the employment of the Company, accepts a position as an employee, consultant or contractor with a direct competitor of the Company, and during the Restricted Period, Employee will not utilize Confidential Information to seek to solicit or assist in soliciting, participate in or otherwise promote the solicitation of, interference with, attempt to influence or otherwise affect any person or entity, who is a client, customer, policyholder, or agent of the Company, to discontinue business with the Company, and/or move that business elsewhere. Employee also agrees not to be directly and personally involved in the negotiation or solicitation of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from Company, even if Confidential Information is not involved. However, nothing in this Agreement precludes the Employee from directing a third party (including but not limited to employees of his/her subsequent employer) to solicit, compete for, negotiate and execute book roll over deals or other book of business transfer arrangements provided that (i) Confidential Information provided by the Employee is not used, (ii) Employee is not personally and directly involved in such negotiations, and (iii) Employee does not direct such third party to target specific agents of Company. Furthermore, nothing in this Agreement precludes the Employee from freely competing with the Company including but not limited to competing on an account by account or deal by deal basis to the extent that he/she does not use Confidential Information.

4.                                      Forfeiture of Consideration; Other Remedies. Employee agrees that if Employee breaches this Agreement during the Restricted Period, Employee will immediately forfeit any award that has not yet been paid, exercised or vested and that serves as Consideration for this Agreement. In addition, the Company will be entitled to recapture from Employee any and all compensatory value that Employee received within twelve months prior to or twelve months after the Separation Date from any award that has already been paid, exercised or vested and that serves as Consideration for this Agreement. The value subject to recapture includes the amount of any cash payment made to Employee upon exercise or settlement of the award, and/or the amount included as compensation in the taxable income of Employee upon vesting or exercise of the award. Employee will promptly pay the full amount subject to recapture to the Company upon demand in the form of cash or shares of Company Common Stock with a current fair market value equal to the amount subject to recapture. In addition to the remedies set forth in Sections 2, 3 and 4 of this Agreement, Company may avail itself of any other remedies available under statute or common law.

5.                                      Consent to Jurisdiction. Jurisdiction and venue for enforcement of this Agreement, and for resolution of any dispute under this Agreement, shall be exclusively in the federal or state courts in the state and county where the Employee resides at the time that the Company commences an action under this Agreement. Employee agrees to notify Company of any changes in his/her residence after the Separation Date.

6.                                      Modification. This Agreement may not be terminated or modified without the express written consent of both the Employee and the Company.

7.                                      Employment At Will. Employee specifically recognizes and agrees that nothing in this Agreement shall be deemed to establish an employment relationship on a basis other than terminable at will, that the Company is not obligated to continue Employee’s employment for any particular period, and that this Agreement is not an employment agreement for continued employment.

8.                                      Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Minnesota.

9.                                      Waiver. The waiver of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach of this Agreement.

10.                               Severability. If any provision, section or subsection of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, section or subsection. Each provision, section, and subsection of this Agreement is separable from every other provision, section and subsection and constitutes a separate and distinct covenant. Both Employee and the Company agree that if any court rules that a restriction contained in this Agreement is unenforceable as written, the parties will: (a) jointly request and consent to the reformation of the restriction by the court to the extent necessary to make the Agreement enforceable, and (b) not to seek to enforce the ruling in any state other than the state where the ruling was made.

11.                               Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and to the benefit of Employee, his/her heirs and legal representatives. This Agreement is not assignable by Employee. This Agreement may be assigned by the Company. Employee transfers to any corporate parent, affiliate or subsidiary of the Company shall constitute an assignment.

12.                               Entire Agreement. This Agreement and any award agreement or term sheet documenting the equity award(s) that constitutes the Consideration constitute the entire Agreement and understanding between the Company and the Employee concerning the subject matters hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized representative of the Company. Employee acknowledges and represents that s/he has carefully read this Agreement, that s/he has considered the terms and conditions contained herein, and that s/he voluntarily assents to all of these terms and conditions, and that s/he is accepting this Agreement by Employee’s own free will.

THE ST. PAUL TRAVELERS COMPANIES, INC.

PARTICIPANT’S ACCEPTANCE

(Click on the button below to accept the terms of your Award, including the Non-Solicitation and Non-Disclosure
Agreement. You will not be able to undo this change.)

AGREE/ACCEPT

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